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                                                                   EXHIBIT 16.01


February 22, 2000


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Gentlemen:

We have read the section "Change in Accountants" in Niku Corporation's Form S-1, as amended, dated February 22, 2000 and are in agreement with the statements contained in the first and second sentences of the first paragraph and the second paragraph under the caption "Change in Accountants" on page 77 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                              /s/ Ernst & Young LLP